Exhibit 99.1

Plum Creek Timber Company, Inc. 999 Third Avenue, Suite 4300 Seattle, Washington 98104 206 467 3600

News Release

For more information contact:
For immediate release	Investors: John Hobbs 1-800-858-5347
Feb. 2, 2009	Media: Kathy Budinick 1-888-467-3751

Plum Creek Reports Results for Fourth Quarter and Full Year 2008

SEATTLE – Plum Creek Timber Company, Inc. (NYSE: PCL) today announced fourth quarter earnings of $95 million, or $0.57 per diluted share, on revenues of $461 million. Earnings for the fourth quarter of 2007 were $118 million, or $0.68 per diluted share, on revenues of $504 million.

Earnings for the fourth quarter of 2008 included an $11 million, $0.07 per diluted share, after-tax gain from the early retirement of debt and $3 million, $0.02 per diluted share, of severance costs primarily associated with the company’s plans to reduce manufacturing production. Earnings for the fourth quarter of 2007 included an after-tax gain of $43 million, or $0.25 per share, from the sale of nearly 100,000 acres of large, non-strategic timberlands in Wisconsin for approximately $70 million.

Earnings for 2008 were $233 million, or $1.37 per diluted share, on revenues of $1.61 billion. Earnings for the full year of 2007 were $282 million, or $1.61 per diluted share, on revenues of $1.68 billion.

Results for 2008 included the gain from the early retirement of debt, the severance costs, and the effect of a $6 million after-tax ($10 million pre-tax) impairment charge related to the company’s lumber manufacturing business recognized during the second quarter. The impairment charge reduced net income by $0.04 per diluted share. Results for the full year of 2007 included the income from the Wisconsin sale mentioned above.

“Plum Creek ended the year with a busy quarter,” said Rick Holley, president and chief executive officer. “We completed the formation of our Southern timberland joint venture, completed the first phase of the Montana conservation sale, retired more than $420 million of debt and repurchased over $200 million of common stock. We ended 2008 well positioned with a strong balance sheet and $370 million in cash. Our broad asset base diversifies our market risks and continues to provide excellent operational flexibility. We’re well positioned to weather the challenging economic times facing the country and expect to generate cash flow well beyond that required for our dividend.

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Plum Creek Reports Results for Fourth Quarter

“We are maintaining our value discipline. In 2009 we’ll continue to defer harvests in weak markets to protect value. Our value focus is evident in our Real Estate segment as well. We’ve removed listings from weak markets such as Florida and responded to attractive markets in other regions such as Mississippi. We’ve also made tough decisions in our manufacturing business, announcing the permanent closure of one sawmill and the curtailment of others.

“We’re not allowing the current state of the markets to distract us from our focus on developing long-term growth opportunities. These include growth of our non-timber natural resource business and our work aimed at serving emerging wood-based renewable energy markets.”

Summary of 2008 Results

Net income declined approximately 17 percent from 2007’s results as income from the company’s Resources and Manufacturing segments were impacted by the significant decline in residential construction and a weakening economy. Income from the balance of the company’s business segments was similar to 2007.

In the timber resource segments, the company’s results were affected by weak sawlog markets as lumber manufacturers reduced demand in light of very weak lumber pricing. The company reduced its total sawlog harvests 11 percent to their lowest recorded levels, choosing to allow a portion of the timber to grow rather than sell the trees into weak markets. Average sawlog prices were down 6 percent in the Northern Resources segment and 14 percent in the Southern Resources segment. Good demand for pulpwood from pulp and paper mill customers provided a modest offset to the difficult sawlog markets. Average pulpwood prices increased 15 percent in the Northern Resources segment and 17 percent in the Southern Resources segment. The company sustained its pulpwood harvest at elevated levels to take advantage of the attractive pricing.

In the Real Estate segment, the company reported income of $245 million during 2008 compared with $250 million during 2007. The 2008 results include $74 million of income from the conservation sale of approximately 130,000 acres of Montana timberlands to The Nature Conservancy and The Trust for Public Land. The balance of the income was generated from the sale of approximately 92,000 acres of lower-productivity timberlands and approximately 46,000 acres of recreation properties.

The company’s Manufacturing segment reported a $44 million loss for 2008 compared with a $2 million profit for 2007. The reported loss includes the impact of $10 million of asset impairments and $2 million of severance costs associated with production curtailments and a lumber mill closure. In addition, the company wrote down the value of purchased log commitments by $9 million, and wrote down log and finished goods inventories by $7 million.

The company continued to grow the contribution from its non-timber natural resources business, increasing operating income by $6 million, to a total of $23 million for 2008.

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Plum Creek Reports Results for Fourth Quarter

Review of Quarterly Operations

The Northern Resources segment reported fourth quarter operating profit of $8 million, compared with operating profit of $17 million reported in the fourth quarter of 2007. The decline in segment profits was driven primarily by a planned 20 percent reduction in sawlog harvest volume. During the quarter, the company limited its sawlog harvests in response to low sawlog prices and extended holiday downtime at lumber mills across the region. Average sawlog prices were approximately 5 percent lower than the same period of 2007. Good pulpwood demand in the northeast and lake states provided a modest offset to the difficult sawlog markets. Average pulpwood prices increased 16 percent compared with the fourth quarter of 2007, while the company’s pulpwood harvest was similar to the same period of 2007.

The Southern Resources segment reported fourth quarter operating profit of $25 million, compared with a $35 million operating profit reported during the fourth quarter of 2007. The decline in operating profit was primarily driven by lower harvest volumes compared with the same period of 2007. During the fourth quarter of 2008, the company contributed approximately 454,000 acres of timberlands to a venture with The Campbell Group. The company reduced its fourth quarter sawlog harvest approximately 380,000 tons, or 27 percent, from the same period of 2007. The lands contributed to the timberland venture accounted for 145,000 tons of the sawlog harvest in the prior-year period. The balance of the Southern sawlog harvest decline resulted from harvest deferrals as sawlog prices were 13 percent lower than the prior-year period. By contrast, pulpwood markets remained attractive, with pulpwood prices averaging 29 percent higher than the fourth quarter of 2007. The company reduced its fourth quarter pulpwood harvest by approximately 280,000 tons, or 14 percent, from the same period of 2007. The lands contributed to the timberland venture accounted for 130,000 tons of the pulpwood harvest in the prior-year period.

The Real Estate segment reported revenue of $215 million and operating profit of $104 million in the fourth quarter of 2008. These results include $150 million of revenue and $74 million of operating income from the Montana conservation sale mentioned above. The segment reported $198 million of revenue and $121 million of operating profit for the fourth quarter of 2007. The 2007 results included the $70 million large, non-strategic Wisconsin sale mentioned above.

During the fourth quarter, the company sold approximately 190,000 acres of land. These sales included the 130,000-acre conservation sale mentioned above. The company’s small, non-strategic timberland sales were concentrated in Michigan’s Upper Peninsula. The 47,000 acres of lands sold captured an average price of $750 per acre. Approximately 7,500 acres of recreation property sold at an average price of approximately $3,000 per acre.

The Manufacturing segment reported a $20 million loss for the fourth quarter of 2008, compared with a $1 million loss during the same period of 2007. These results include approximately $8 million of write-down for certain purchased log commitments and inventories, as well as approximately $2 million of severance costs related to the company’s

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Plum Creek Reports Results for Fourth Quarter

plans to reduce manufacturing production. Profitability in each manufacturing product line suffered as demand sharply declined during the fourth quarter. Sales volumes declined 19 percent for lumber, 40 percent for plywood and 47 percent for medium density fiberboard (MDF) products compared with the same period of 2007. Average prices declined 10 percent for lumber and 4 percent for plywood products compared with the same period of 2007. MDF prices increased approximately 16 percent over the past year, as increases in raw material costs drove MDF prices higher.

Formation of Southern Timberland Venture

On October 1, the company completed the formation of a previously announced timberland venture with The Campbell Group LLC. The transaction valued approximately 454,000 acres of Southern timberlands contributed into the venture by Plum Creek, at $1,725 per acre.

Also on October 1, the company received $783 million from the venture in the form of a loan. The interest on the loan is largely offset by the receipt of preferred dividends from the timberland venture. The company utilized a portion of these funds to retire existing debt and repurchase common stock during the fourth quarter.

Principal Repayment and Early Debt Retirement

During the quarter the company retired a total of approximately $421 million in debt as follows:

•	Paid down $201 million on the line of credit;

•	Retired $100 million private-placement debt that matured during the quarter as scheduled;

•	Pre-paid $58 million of private debt at par;

•

Executed open-market purchases of its publicly traded bonds. Bonds with a face value of $62 million were redeemed for $50 million. The bonds carried a coupon of 5.875 percent and were scheduled to mature in 2015. As a result, the company recorded an $11 million gain on the early extinguishment of debt during the fourth quarter.

Share Repurchases

During the fourth quarter, the company repurchased approximately $213 million, or approximately 5.6 million shares, of common stock at an average price of $38.15 per share.

For the full year, the company reduced total shares outstanding by approximately 3.7 percent. In total, the company repurchased $264 million, or 6.9 million shares, of common stock at an average price of approximately $38.53 per share. As of Dec. 31, 2008, the company had approximately 166 million shares outstanding and $137 million remaining under its current repurchase authorization.

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Plum Creek Reports Results for Fourth Quarter

Outlook

“Our long-term planning is at the heart of our strategies designed to protect and create shareholder value,” continued Holley. “Our operating plans for 2009 take into consideration the difficult market conditions we are likely to face for most of this year, as well as our positive long-term view of timber and rural land markets.”

Over the past year, lumber customers serving residential construction markets continued to reduce production in light of the unprecedented low level of residential construction activity. Recent industry reports estimate that U.S. lumber mills are operating at approximately 60 percent of capacity and recent lumber prices have reached levels not seen since the 1980s. The company anticipates that residential construction markets will remain very weak for most of 2009, and expects sawlog customers to remain extremely cautious.

While sawlog markets have been weak for the past year, pulpwood markets remained attractive throughout the year. Pulp and paper manufacturers sought pulpwood to replace a dwindling supply of residual chips from lumber mills. However, as the broader economic downturn accelerated during the fourth quarter of 2008, paper mills have reduced production and the prospects for continued strong pulpwood demand from this customer group has moderated.

Taking these conditions into consideration, the company expects to harvest between 16 million and 17 million tons of timber during 2009. The company expects to reduce sawlog production in both its Northern Resource and Southern Resource segments during 2009, deferring some harvest due to expected weak pricing. In late 2006, the company increased the pace of its forest thinning, particularly in the South, bringing to market previously deferred pulpwood volume in response to attractive pulpwood pricing and increased demand. The company maintained this pace throughout 2007 and 2008 as demand remained strong and pulpwood prices continued to rise. During 2009, the company plans to reduce the pace of its Southern pulpwood harvest to approximately 5.8 million tons, a level consistent with its long-term harvest plans.

The company expects Real Estate segment sales for the year to be between $430 million and $460 million. The company expects to close on the $250 million second phase of its three-phase conservation sale, in Montana during the first quarter. As a result, Real Estate segment sales are expected to be between $265 million and $275 million during the first quarter.

On January 8, the company announced its plans to curtail production in its manufacturing operations in order to match production with customer orders. As a result, the company expects the segment to narrow its losses during 2009 and provide cash flow neutral performance.

Reflecting all of these factors, the company expects 2009 earnings to be between $1.38 and $1.63 per share. The company anticipates first quarter earnings will be between $0.94 and $0.99 per share.

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Plum Creek Reports Results for Fourth Quarter

“Looking ahead in 2009, we are planning conservatively and do not expect meaningful near-term improvement in the economy or in our land and timber markets. Our approach in 2009 will be to further capitalize on our ability to exercise operational flexibility. We have a strong balance sheet and are responding appropriately to market conditions, ready to move quickly when markets show improvement. Our asset diversification, financial capability and strategic focus have Plum Creek well positioned to benefit from the opportunities that lie ahead,” concluded Holley.

Earnings Conference Call and Supplemental Information

Plum Creek will hold a conference call today, Feb. 2, at 5:00 p.m. EST (2:00 p.m. PST). A live webcast of the conference call may be accessed through Plum Creek’s Internet site at www.plumcreek.com by clicking on the “Investors” link.

Investors without Internet access should dial 1-800-572-9852 at least 10 minutes prior to the start of the call, referencing Plum Creek’s earnings conference call. Those wishing to access the call from outside the United States and Canada should dial 1-706-645-9676, also referencing Plum Creek’s earnings conference call. Replay of the call will be available for 48 hours after completion of the live call and can be accessed at 1-800-642-1687 or 1-706-645-9291 (international calls), using the code 73935200.

Supplemental financial information for Plum Creek operations, including statistical data, is available in the Investors section of Plum Creek’s website at www.plumcreek.com.

###

Plum Creek is the largest and most geographically diverse private landowner in the nation with more than 7 million acres of timberlands in major timber producing regions of the United States and 10 wood products manufacturing facilities in the Northwest.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seek,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates,” or the negative of those words or other comparable terminology. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, the cyclical nature of the forest products industry, our ability to harvest our timber, our ability to execute our acquisition strategy, the market for and our ability to sell or exchange non-strategic timberlands and timberland properties that have higher and better uses, and various regulatory constraints. These and other risks, uncertainties and assumptions are detailed from time to time in our filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and the Securities Act of 1933, as amended. It is likely that if one or more of the risks materializes, or if one or more assumptions prove to be incorrect, the current expectations of Plum Creek and its management will not be realized. Forward-looking statements are not guarantees of performance, and speak only as of the date made, and neither Plum Creek nor its management undertakes any obligation to update or revise any forward-looking statements.

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PLUM CREEK TIMBER COMPANY, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Twelve Months Ended
	December 31, 2008	December 31, 2007
	(In Millions, Except Per Share Amounts)
Revenues:
Timber	$752	$782
Real Estate	432	402
Manufacturing	405	471
Other	25	20

Total Revenues	1,614	1,675

Costs and Expenses:
Cost of Goods Sold:
Timber	542	523
Real Estate	178	144
Manufacturing	435	454
Other	2	3

Total Cost of Goods Sold	1,157	1,124
Selling, General and Administrative	128	127

Total Costs and Expenses	1,285	1,251

Other Operating Income (Expense), net	(1)	—

Operating Income	328	424

Equity Earnings from Timberland Venture	15	—

Interest Expense, net:
Interest Expense (Debt Obligations to Third Parties)	134	147
Interest Expense (Note Payable to Timberland Venture)	14	—

Total Interest Expense, net	148	147

Gain on Extinguishment of Debt	11	—

Income before Income Taxes	206	277

Benefit for Income Taxes	(27)	(3)

Income From Continuing Operations	233	280

Gain on Sale of Properties, net of tax	—	2

Net Income	$233	$282

Per Share Amounts:

Income From Continuing Operations - Basic	$1.37	$1.60
Income From Continuing Operations - Diluted	$1.37	$1.60

Net Income per Share - Basic	$1.37	$1.61
Net Income per Share - Diluted	$1.37	$1.61

Weighted Average Number of Shares Outstanding
- Basic	170.3	174.5
- Diluted	170.7	175.0

PLUM CREEK TIMBER COMPANY, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Quarter Ended
	December 31, 2008	December 31, 2007
	(In Millions, Except Per Share Amounts)
Revenues:
Timber	$165	$193
Real Estate	215	198
Manufacturing	75	108
Other	6	5

Total Revenues	461	504

Costs and Expenses:
Cost of Goods Sold:
Timber	122	132
Real Estate	109	75
Manufacturing	90	105
Other	—	1

Total Cost of Goods Sold	321	313
Selling, General and Administrative	34	36

Total Costs and Expenses	355	349

Other Operating Income (Expense), net	(3)	—

Operating Income	103	155

Equity Earnings from Timberland Venture	15	—

Interest Expense, net:
Interest Expense (Debt Obligations to Third Parties)	29	38
Interest Expense (Note Payable to Timberland Venture)	14	—

Total Interest Expense, net	43	38

Gain on Extinguishment of Debt	11	—

Income before Income Taxes	86	117

Benefit for Income Taxes	(9)	(1)

Net Income	$95	$118

Per Share Amounts:

Net Income per Share - Basic	$0.57	$0.68
Net Income per Share - Diluted	$0.57	$0.68

Weighted Average Number of Shares Outstanding
- Basic	167.2	172.3
- Diluted	167.4	172.8

PLUM CREEK TIMBER COMPANY, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	December 31, 2008	December 31, 2007
	(In Millions, Except Per Share Amounts)
ASSETS
Current Assets:
Cash and Cash Equivalents	$369	$240
Accounts Receivable	22	33
Like-Kind Exchange Funds Held in Escrow	48	—
Taxes Receivable	23	4
Inventories	74	82
Deferred Tax Asset	11	7
Real Estate Development Properties	4	5
Assets Held for Sale	137	64
Other Current Assets	11	21

	699	456

Timber and Timberlands, net	3,638	3,949
Property, Plant and Equipment, net	177	202
Equity Investment in Timberland Venture	199	—
Investment in Grantor Trusts (at Fair Value)	25	27
Other Assets	42	30

Total Assets	$4,780	$4,664

LIABILITIES
Current Liabilities:
Current Portion of Long-Term Debt	$158	$147
Accounts Payable	35	48
Interest Payable	30	29
Wages Payable	28	25
Taxes Payable	18	23
Deferred Revenue	17	13
Other Current Liabilities	21	18

	307	303

Long-Term Debt	1,793	1,820
Line of Credit	231	556
Note Payable to Timberland Venture	783	—
Deferred Tax Liability	4	20
Other Liabilities	90	64

Total Liabilities	3,208	2,763

Commitments and Contingencies

STOCKHOLDERS’ EQUITY

Preferred Stock, $0.01 par value, authorized shares - 75.0, outstanding - none	—	—
Common Stock, $0.01 par value, authorized shares - 300.6, outstanding (net of Treasury Stock) - 166.0 at December 31, 2008, and 172.3 at December 31, 2007	2	2
Additional Paid-In Capital	2,225	2,204
Retained Earnings	149	202
Treasury Stock, at cost, Common Shares - 21.5 at December 31, 2008, and 14.6 at December 31, 2007	(773)	(509)
Accumulated Other Comprehensive Income (Loss)	(31)	2

Total Stockholders’ Equity	1,572	1,901

Total Liabilities and Stockholders’ Equity	$4,780	$4,664

PLUM CREEK TIMBER COMPANY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Twelve Months Ended
	December 31, 2008	December 31, 2007
	(In Millions)
Cash Flows From Operating Activities:
Net Income	$233	$282
Adjustments to Reconcile Net Income to
Net Cash Provided By Operating Activities:
Depreciation, Depletion and Amortization	135	134
(includes $10 Lumber Impairment Loss in 2008 and $4 Loss Related to Forest Fires in 2007)
Basis of Real Estate Sold	149	108
Equity Earnings from Timberland Venture	(15)	—
Expenditures for Real Estate Development	(7)	(19)
Deferred Income Taxes	(10)	(9)
Gain on Sales of Properties and Other Assets	(3)	(2)
Gain on Extinguishment of Debt	(11)	—
Deferred Revenue from Long-Term Gas Leases (Net of Amortization)	18	—
Pension Plan Contributions	(30)	—
Working Capital Changes Impacting Cash Flow:
Like-Kind Exchange Funds	(48)	—
Other Working Capital Changes	(8)	8
Other	17	15

Net Cash Provided By Operating Activities	420	517

Cash Flows From Investing Activities:
Capital Expenditures (Excluding Timberland Acquisitions)	(70)	(93)
Timberlands Acquired	(119)	(174)
Proceeds from Sales of Properties and Other Assets	3	3
Investment in Timberland Venture	(9)	—
Purchases of Marketable Securities	(7)	—
Other	(3)	2

Net Cash Used In Investing Activities	(205)	(262)

Cash Flows From Financing Activities:
Dividends	(286)	(294)
Borrowings on Line of Credit	1,506	2,795
Repayments on Line of Credit	(1,831)	(2,820)
Proceeds from Issuance of Long-Term Debt	250	350
Principal Payments and Retirement of Long-Term Debt	(258)	(125)
Note Payable to Timberland Venture	783	—
Proceeds from Stock Option Exercises	14	8
Acquisition of Treasury Stock	(264)	(202)

Net Cash Used In Financing Activities	(86)	(288)

Increase (Decrease) In Cash and Cash Equivalents	129	(33)
Cash and Cash Equivalents:
Beginning of Period	240	273

End of Period	$369	$240

Non-Cash Investing Activity
Contribution of Timber and Timberlands to Timberland Venture	$174	$—

PLUM CREEK TIMBER COMPANY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Quarter Ended
	December 31, 2008	December 31, 2007
	(In Millions)
Cash Flows From Operating Activities:
Net Income	$95	$118
Adjustments to Reconcile Net Income to
Net Cash Provided By Operating Activities:
Depreciation, Depletion and Amortization	26	32
Basis of Real Estate Sold	100	63
Equity Earnings from Timberland Venture	(15)	—
Expenditures for Real Estate Development	(1)	(6)
Deferred Income Taxes	1	(2)
Gain on Extinguishment of Debt	(11)	—
Deferred Revenue from Long-Term Gas Leases (Net of Amortization)	1	—
Pension Plan Contributions	(23)	—
Working Capital Changes Impacting Cash Flow:
Like-Kind Exchange Funds	21	13
Other Working Capital Changes	(7)	(10)
Other	8	5

Net Cash Provided By Operating Activities	195	213

Cash Flows From Investing Activities:
Capital Expenditures (Excluding Timberland Acquisitions)	(23)	(34)
Timberlands Acquired	(54)	(78)
Investment in Timberland Venture	(9)	—
Purchases of Marketable Securities	(6)	—

Net Cash Used In Investing Activities	(92)	(112)

Cash Flows From Financing Activities:
Dividends	(70)	(72)
Borrowings on Line of Credit	231	616
Repayments on Line of Credit	(432)	(574)
Principal Payments and Retirement of Long-Term Debt	(208)	—
Note Payable to Timberland Venture	783	—
Proceeds from Stock Option Exercises	—	1
Acquisition of Treasury Stock	(213)	—

Net Cash Provided By (Used In) Financing Activities	91	(29)

Increase (Decrease) In Cash and Cash Equivalents	194	72
Cash and Cash Equivalents:
Beginning of Period	175	168

End of Period	$369	$240

Non-Cash Investing Activity
Contribution of Timber and Timberlands to Timberland Venture	$174	$—